Exhibit 99.1

Contact:	Kim Detwiler
Vice President, Corporate Communications
Univest Corporation
215-721-8396
detwilerk@univest.net

FOR IMMEDIATE RELEASE

Univest Corporation Announces Executive Management Changes
Hochstetler named senior executive vice president responsible for insurance, investments, wealth management and trust; Brobst named chief risk officer; Landes named chief credit officer

SOUDERTON, Pa., - September 16, 2008 - The board of directors of Univest Corporation (NASDAQ: UVSP) has named Kenneth D. Hochstetler senior executive vice president of the corporation responsible for overseeing the Wealth Management and Trust Group of Univest National Bank and Trust Co.  Hochstetler also is president of Univest Insurance, Inc., and Univest Investments, Inc. titles he will continue to hold.
“Univest’s diversification into nontraditional businesses, including insurance and investments, has broadened the platform of financial solutions we provide and has strengthened our company,” said William S. Aichele, chairman, president and chief executive officer of Univest Corporation and chairman of Univest National Bank and Trust Co. “Ken has played an important role in the success of these subsidiaries, and I’m confident his leadership will help us continue to outperform more traditional financial institutions, particularly in this challenging economy.”
The Univest board also announced the promotions of Duane J. Brobst and John T. Landes. Brobst has been named executive vice president and chief risk officer with responsibility for enterprise wide risk management. He will report to Jeff Schweitzer, executive vice president and chief financial officer. Previously, Brobst was chief credit officer. Landes has been named executive vice president and chief credit officer, reporting to Brobst. In this position, Landes is responsible for all loan underwriting and credit administration functions.

About Univest Corporation
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (www.univest.net) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties.  Univest National Bank and Trust Co. offers customers 33 financial service centers, 12 retirement financial services centers, and 38 ATM locations throughout the region, and is the parent company of Univest Capital, Inc. (doing business as Vanguard Leasing), a small ticket commercial finance business;  Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa., which serves commercial and personal customers; and  Univest Investments, Inc., a full-service broker-dealer and investment advisory firm.
For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.